UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2004

ODYSSEY HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Texas	000-33267	43-1723043
(State or other	(Commission File Number)	(I.R.S. Employer
jurisdiction of incorporation)		Identification Number)

717 North Harwood Street, Suite 1500
Dallas, Texas 75201
(Address of principal executive offices including zip code)

Registrant’s telephone number, including area code: (214) 922-9711

Not Applicable
(Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets
Item 7. Financial Statements and Exhibits
SIGNATURE
Credit Agreement

Item 2. Acquisition or Disposition of Assets.

     On May 14, 2004, (the “Closing Date”), Odyssey HealthCare, Inc., a Delaware corporation (the “Company”), entered into a new revolving line of credit with General Electric Capital Corporation (the “Credit Agreement”) that provides the Company with a $40 million revolving line of credit, subject to a $10 million increase option. The revolving line of credit will be used to fund future acquisitions, working capital, capital expenditures, and general corporate purposes. Borrowings outstanding under the revolving line of credit will bear interest at LIBOR plus 2.5% or the higher of the prime rate or 50 basis points over the federal funds rate plus .50%. The revolving line of credit will expire 36 months from the Closing Date. The revolving line of credit has an unused facility fee of 0.375% per annum and an annual monitoring fee of $30,000. The revolving line of credit is secured by substantially all of the Company’s and its subsidiaries’ existing and after-acquired personal property assets and all after-acquired real property assets. The Company and its subsidiaries are subject to affirmative and negative covenants under the Credit Agreement.

     The description of the new revolving line of credit contained in this Current Report on Form 8-K does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated by reference in its entirety herein.

Item 7. Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Exhibits.

2.1	Credit Agreement, dated as of May 14, 2004, among Odyssey HealthCare Operating A, LP, Odyssey HealthCare Operating B, LP, and Hospice of the Palm Coast, Inc. as Borrowers, the other Credit Parties signatory thereto, as Credit Parties, the Lenders signatory thereto from time to time, as Lenders, and General Electric Capital Corporation, as Agent and Lender.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ODYSSEY HEALTHCARE, INC.
Date: May 26, 2004	By:	/s/ DOUGLAS B. CANNON
Douglas B. Cannon
Senior Vice President and Chief Financial Officer